As filed with the Securities and Exchange Commission on June 6, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PRINTRONIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2903992
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
14600 Myford Road
Irvine, California 92606
(Address of principal executive offices)

PRINTRONIX, INC. 2005 STOCK OPTION PLAN
(Full title of the plan)

ROBERT A. KLEIST	Copy to:
Printronix, Inc.	MICHAEL S. HARRIS
14600 Myford Road	Kirshman & Harris
Irvine, California 92606	A Professional Corporation
(name and address of	1875 Century Park East
agent for service)	Suite 850
(714) 368-2300	Los Angeles, California 90067
(telephone number, including area
code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed
Title of	Amount	Proposed	Maximum
Securities	to be	Maximum	Aggregate	Amount of
to be	Registered	Offering Price	Offering	Registration
Registered Fee	(1)	Per Share (2)	Price (2)	Fee
Common Stock, $.01 par value	600,000	$13.865	$8,319,000	$890.13

(1)	In accordance with Rule 416, this Registration Statement also covers such additional number of shares as may become issuable pursuant to the antidilution provisions of the 2005 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c), based on the average of the high and low prices for such stock as reported on June 2, 2006 by the NASDAQ National Market System.

INTRODUCTION
     This Registration Statement on Form S-8 is filed by Printronix, Inc. (the “Company”) relating to 600,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) issuable to officers, directors and key employees of the Company under the Printronix, Inc. 2005 Stock Option Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registration Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof;
     (i) The Company’s annual report on Form 10-K for the year ended March 25, 2005;
     (ii) The Company’s quarterly report on Form 10-Q for the quarter ended December 23, 2005; and
     (iii) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B dated December 8, 1986, filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “GCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     As permitted by Section 102(b)(7) of the GCL, the Company’s Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit.
     The Company’s Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The Company has entered into agreements with its directors which require that such persons be indemnified by the Company to the fullest extent permitted in the Company’s Bylaws and the GCL. The Company has procured policies which insure directors and officers and indemnify the Company against the costs of defense, settlement or payment of a judgment under certain circumstances.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s annual report on Form 10-K for the fiscal year ended March 27, 1987)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 1989)

5	Opinion of Kirshman & Harris A Professional Corporation

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Kirshman & Harris A Professional Corporation (contained in Exhibit 5)

24	Power of Attorney (contained on signature page)
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on June 2, 2006.

PRINTRONIX, INC.
By:	/s/ ROBERT A. KLEIST
Robert A. Kleist
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature follows constitutes and appoints ROBERT A. KLEIST and GEORGE L. HARWOOD, and each of them, individually, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT A. KLEIST Robert A. Kleist	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2006

/s/ GEORGE L. HARWOOD George L. Harwood	Sr. Vice President — Finance (Principal Accounting Officer)	June 2, 2006

/s/ BRUCE T. COLEMAN Bruce T. Coleman	Director	June 2, 2006

/s/ JOHN R. DOUGERY John R. Dougery	Director	June 2, 2006

/s/ ERWIN A. KELEN Erwin A. Kelen	Director	June 2, 2006

Signature	Title	Date

/s/ CHRIS W. HALLIWELL Chris W. Halliwell	Director	June 2, 2006

/s/ CHARLES E. TURNBULL Charles E. Turnbull	Director	June 2, 2006

EXHIBIT INDEX

Exhibit
Number	Description
4.1*	Certificate of Incorporation of the Company

4.2*	Bylaws of the Company

5	Opinion of Kirshman & Harris A Professional Corporation.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Kirshman & Harris A Professional Corporation (contained in Exhibit 5)

24	Power of Attorney (contained on signature page)

*	Incorporated by reference. See sequentially numbered page 5.